Exhibit 99.1

       The Allied Defense Group Announces Third Quarter and Nine Months

                Financial Results and Full-Year 2004 Estimates

           Company Records Twentieth Consecutive Profitable Quarter

    VIENNA, Va., Nov. 4 /PRNewswire-FirstCall/ -- The Allied Defense Group, Inc. (Amex: ADG) announces third quarter and nine months financial results for the period ending September 30, 2004. The Company said that while its third quarter and nine months results were behind 2003 results, it anticipates an excellent fourth quarter and a good full-year 2004 with estimated 2004 earnings in the range of $1.35 - $1.42 per share.

    Third Quarter Results -- For the three months ended September 30, 2004, Allied earned $0.18 million, or $0.03 a share fully diluted, on revenues of $37.1 million, compared to earnings of $0.86 million, or $0.16 a share fully diluted, on revenues of $34.9 million, for the same period in 2003.

    Nine Months Results -- For the nine months ended September 30, 2004, Allied earned $5.2 million, or $0.89 a share fully diluted, on revenues of $116.8 million. This compares to earnings of $7.1 million, or $1.23 a share fully diluted, on revenues of $120.3 million for the same period in 2003.

    Revenue -- Revenue for the three months ended September 30, 2004 increased roughly 7% over the revenue for the same period in 2003. The change was primarily due to sales growth at NS Microwave and an increase in the value of the Euro. Sales at NS Microwave surpassed 2003 results by $4.6 million, or 374%, due to improved order flow from its core business base within the Department of Homeland Security. Revenue for the quarter was positively impacted by a 7.9% increase in the value of the Euro over the same period in 2003.

    Earnings Per Share -- Diluted earnings per share for the three months ended September 30, 2004 were lower by $0.13. The change was due to increased R&D/G&A charges, as well as delays in the delivery of a significant raw material order (primarily steel) that negatively impacted revenue and earnings for the quarter. These materials will be delivered in the fourth quarter.

    Backlog -- Backlog as of September 30, 2004 was approximately $83.8 million, compared to $115.4 million as of December 31, 2003. The September 30, 2004 and December 31, 2003 amounts include an unfunded portion of approximately $9.4 million and $12.0 million, respectively, from a U.S. government agency that awarded NS Microwave a multi-year Indefinite Delivery, Indefinite Quantity (IDIQ) contract in 2003. In the third quarter, Allied booked new orders of approximately $40.4 million.

    SG&A/R&D -- SG&A/R&D expenses for the three months ended September 30, 2004 rose by 18% over 2003 levels, largely due to activities at NS Microwave and SeaSpace that account for approximately 65% of the growth for the quarter.

                        The Allied Defense Group, Inc.

         (All amounts in thousands of U.S. Dollars except share data)

       Income Statement             Three Months            Nine Months
                                  Ended September 30,     Ended September 30,

                                   2004        2003        2004       2003

    Revenue                     $  37,142   $  34,871   $ 116,837  $ 120,251
    Cost of Sales                 (28,062)    (26,972)    (82,909)   (86,578)
            Gross Margin        $   9,080   $   7,899   $  33,928  $  33,673
                                  24.4%       22.7%       29.0%      28.0%
    SG&A/R&D                        8,041       6,804      23,766     20,855
        Operating Income        $   1,039   $   1,095   $  10,162  $  12,818
                                   2.8%        3.1%        8.7%      10.7%
    Other Income/(Expense)         (1,051)       (470)     (2,289)    (1,521)
    Taxes                            (194)       (238)      2,721      4,198
              Net Income              182         863       5,151      7,099
                                   0.5%        2.5%        4.4%       5.9%
    Weighted Shares
       Basic                    5,565,871   5,504,106   5,557,623  5,490,475
       Fully Diluted            5,966,973   6,001,239   6,009,857  5,984,933
    Earnings Per Share
       Basic                    $    0.03   $    0.16   $    0.93   $   1.29
       Fully Diluted            $    0.03   $    0.16   $    0.89   $   1.23

    Balance Sheet -- Certain balance sheet data is listed below:

         Balance Sheet          As of September        As of December
              Data                 30, 2004               31, 2003

    Current Assets                $    169,764           $    184,391
    Total Assets                  $    214,220           $    227,237
    Current Liabilities           $     91,683           $    107,511
    Working Capital               $     78,081           $     76,880
    Long Term Liabilities         $      7,663           $      9,731
    Stockholders' Equity          $    114,874           $    109,995

    2004 Full Year Estimates -- The Company anticipates an excellent fourth quarter and a profitable full year 2004.

              2004 Full Year Estimates
             (in millions of US Dollars
             except per share amounts)          2003 Actual      2004 Range

    Revenues                                     $    171.4   $ 153.0 - 160.0
    Net Earnings                                 $      8.8   $     7.8 - 8.1
    Earnings Per Share (diluted)                 $     1.54   $   1.35 - 1.42

    Major General (Ret.) John G. Meyer, Jr., Chief Executive Officer and President of The Allied Defense Group, said, "As we have stated previously, 2004 will be less profitable than the preceding two years due to the absence of a large order in our backlog, such as the approximately $130 million Foreign Military Sales (FMS) contract awarded in 2002."

    "Even so, consolidated third quarter results were lower than we had expected. The third quarter is usually impacted by reduced production activity at our two European subsidiaries, which have mandated vacation schedules within Belgium. However, the delivery delay of significant raw materials at MECAR provided an additional challenge in this third quarter. Despite lower profitability in the third quarter than anticipated, the financial results for the fourth quarter are expected to be significantly better."

    "I am proud to note that shareholder equity has increased over the first nine months of 2004 by approximately $4.9 million. We have worked with determination to ensure the profitability of our subsidiaries this year and, although we still have much higher expectations for the future, we are making immense strides now. We will continue to serve our shareholders by increasing the value of their investment in our Company," concluded General Meyer.

    About The Allied Defense Group, Inc. (formerly Allied Research
Corporation)

    The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

           For more Information, please visit the Company web site:
                      http://www.allieddefensegroup.com

    Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

    CONTACT: Crystal B. Leiderman (Bedwell), Manager, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of the Allied Defense Group, Inc.

SOURCE  Allied Defense Group, Inc.

    -0-                             11/04/2004

    /CONTACT: Crystal B. Leiderman (Bedwell), Manager, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of the Allied Defense Group, Inc./

    /Web site:  http://www.allieddefensegroup.com /
    (ADG)

CO:  Allied Defense Group, Inc.; NS Microwave
ST:  Virginia
IN:  ARO
SU:  ERN ERP